Exhibit 10.1

AMENDMENT NO. 2

TO THE

CELGENE CORPORATION

2008 STOCK INCENTIVE PLAN

(AMENDED AND RESTATED AS OF JUNE 17, 2009)

WHEREAS, Celgene Corporation (the “Company”) maintains the Celgene Corporation 2008 Stock Incentive Plan (Amended and Restated as of June 17, 2009) (the “Plan”);

WHEREAS, pursuant to Article 14 of the Plan, the Board of Directors of the Company (the “Board”) may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan, subject to stockholder approval in certain instances; and

WHEREAS, the Board desires to amend the Plan, effective on the date of the Company’s annual meeting of stockholders occurring in 2012 (the “2012 Annual Meeting”), subject to stockholder approval at the 2012 Annual Meeting.

NOW, THEREFORE, the Board takes the following action with regard to the Plan:

I. Pursuant to Article 14 of the Plan, the Plan is hereby amended, effective on the 2012 Annual Meeting and subject to stockholder approval at the 2012 Annual Meeting, as follows:

1. The first and second sentences of Section 4.1(a) of the Plan are amended in their entirety to read as follows:

“The aggregate number of shares of Common Stock which may be issued or used for reference purposes under this Plan or with respect to which all Awards may be granted shall not exceed 95,981,641 shares (subject to any increase or decrease pursuant to Section 4.2). Any shares of Common Stock that are subject to Restricted Stock Awards or Other Stock-Based Awards or Performance-Based Awards denominated in shares of Common Stock granted on or after the date of the Company’s annual meeting of stockholders occurring in 2012, shall be counted against this limit as 2.1 shares for every share granted.”

2. The fourth sentence of Section 4.1(a) of the Plan is amended in its entirety to read as follows:

“If a share of Restricted Stock or an Other Stock-Based Award or a Performance-Based Award denominated in shares of Common Stock granted under this Plan is forfeited for any reason on or after the date of the Company’s annual meeting of stockholders occurring in 2012, 2.1 shares of Common Stock shall again be available for the purposes of Awards under the Plan.”

3. Article 18 of the Plan is amended in its entirety to read as follows:

“Article 18.

TERM OF PLAN

No Award shall be granted pursuant to the Plan on or after April 18, 2022, but Awards granted prior to such date may, and the Committee’s authority to administer the terms of such Awards shall, extend beyond that date; provided, however, that no Award (other than a Stock Option or Stock Appreciation Right) that is intended to be “performance-based” under Section 162(m) of the Code shall be granted on or after the first meeting of the stockholders in the fifth year following the year in which the stockholders approve the Performance Goals set forth on Exhibit A unless the Performance Goals set forth on Exhibit A are reapproved (or other designated performance goals are approved) by the stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders approve the Performance Goals set forth on Exhibit A.”

II. Except as specifically amended hereby, the Plan is hereby ratified and confirmed in all respects and remains in full force and effect.